EXHIBIT 4.1


                                   BNY MELLON
                                 ASSET SERVICING
                       2 Hanson Place, Brooklyn, NY 11217


                                  May 10, 2012


Van Kampen Funds Inc.
11 Greenway Plaza
Houston, Texas 77046-1173


                  Van Kampen Unit Trusts, Series 1218

Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 1218 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on May 9, 2012, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-180129) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                          By: /s/ TIMOTHY CARSON
                                                              ------------------
                                                                  Vice President